Exhibit 99.1

Company contacts:

Jerome Goldstein, CEO

  or Lisa Gordon, Investor Relations

(617) 497-2070

Advanced Magnetics, Inc. Signs Definitive Agreements to Sell $10 Million in Common Stock

Cambridge, MA (July 3, 2003) — Advanced Magnetics, Inc. (Amex: AVM) today announced that the Company has entered into definitive agreements with certain institutional investors in connection with a private placement of the Company’s Common Stock, which will raise gross proceeds to the Company of $10 million.

Advanced Magnetics has agreed to sell 1,047,120 shares of Common Stock at $9.55 per share. The investors will also receive warrants to purchase 261,780 shares of Common Stock at an exercise price of $15.50 per share.  The offering is expected to close in the next two business days.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.  The Company has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

Advanced Magnetics, Inc. is the premier developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com.

This document contains forward-looking statements.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include but are not limited to those relating to the closing of the transaction due to unforeseen circumstances beyond the Company’s control.  The Company cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

# # #